Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

BROAD STREET VENTURES, LLC,

MEDAMERICA PROPERTIES INC.,

BROAD STREET OPERATING PARTNERSHIP, LP

and

BROAD STREET VENTURES MERGER SUB LLC

Dated as of May 28, 2019

Exhibits

Exhibit A – Definitions

Exhibit B – BSV Entities and Properties

Exhibit C – Other Merger Agreements

Exhibit D – Delayed Transactions

Exhibit E – FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including all exhibits and schedules hereto, this “Agreement”) is made and entered into as of May 28, 2019, by and among BROAD STREET VENTURES, LLC, a Maryland limited liability company (the “Company” or “BSV”), MEDAMERICA PROPERTIES INC., a Delaware corporation (“MAMP”), BROAD STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Operating Partnership”), and BROAD STREET VENTURES MERGER SUB LLC, a Maryland limited liability company and a wholly owned subsidiary of MAMP (“Merger Sub” and, together with MAMP and the Operating Partnership, the “MAMP Parties”). The Company, MAMP, the Operating Partnership and Merger Sub are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.     For purposes of this Agreement, all capitalized terms shall have the meanings given to such terms in Exhibit A, or as otherwise defined in this Agreement.

B.     The Company or its Affiliate is (either alone or together with certain co-managers or co-managing members) the manager or the managing member of the limited liability companies set forth on Exhibit B (the “BSV Entities”), each of which other limited liability companies, directly or indirectly, owns certain real property set forth opposite the name of such other limited liability companies on Exhibit B (the “BSV Properties”).

C.     Broad Street Realty, LLC, a Maryland limited liability company (“BSR”), serves as the property manager for each of the BSV Properties, other than the property known as Brookhill Azalea Shopping Center.

D.     MAMP is the sole member of Broad Street OP GP, LLC (the “OP General Partner”), a Delaware limited liability company and the sole general partner of the Operating Partnership, and MAMP is currently the sole limited partner of the Operating Partnership.

E.     In connection with the Transactions, each of the Parties desire to consummate a business combination transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub shall be merged with and into the Company, with the Company being the surviving entity in such merger (the “Merger”), and (ii) at the time of completion of such Merger, all of the outstanding membership interests in the Company (the “Company Interests”) will be converted into the right to receive the applicable portion of the Merger Consideration as described below.

F.     The Company, BSR, each of the BSV Entities and each of MAMP and its subsidiaries desire to combine the ownership of the Company, BSR and each of the BSV Entities through a series of merger transactions (such transactions, other than the Merger, the “Other Merger Transactions” and, collectively with the Merger, the “Transactions”) with MAMP or the Operating Partnership, as applicable, and certain of their respective subsidiaries pursuant to the agreements set forth on Exhibit C (the “Other Merger Agreements”).

G.     The members of the Company have authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, in accordance with the requirements of the operating agreement of the Company.

H.     The board of directors of MAMP (the “MAMP Board”) has authorized and approved this Agreement, the Other Merger Agreements, the Transactions, the OP Contribution Transactions and the other transactions contemplated by this Agreement and the Other Merger Agreements, and has further determined and declared that the Transactions are advisable and in the best interests of MAMP and its stockholders.

I.     The Operating Partnership, as the sole member of Merger Sub, has authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

J.     MAMP, as the sole member of the OP General Partner, has authorized and approved this Agreement, the Other Merger Agreements, the issuance of OP Units in connection with the Transactions (the “OP Unit Issuance”), the OP Contribution Transactions and the other transactions contemplated by this Agreement.

K.     In order to induce the MAMP Parties to enter into and consummate the Transactions, each of MAMP and the Operating Partnership, on the one hand, and Michael J. Jacoby and Thomas M. Yockey, on the other hand, have, concurrently with the execution of the this Agreement, entered into that certain Representation and Warranty Indemnification Agreement (the “Representation and Warranty Indemnification Agreement”), pursuant to which each of Mr. Jacoby and Mr. Yockey will provide certain indemnities in favor of MAMP and the Operating Partnership with respect to the representations and warranties made by the Company in this Agreement and the Other Merger Agreements, in each case, subject to the terms and conditions set forth in the Representation and Warranty Indemnification Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the Parties hereto agree as follows:

Article 1.
The Mergers

Section 1.1     Conversion of Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland Limited Liability Company Act, MD Corp & Assn Code §§ 4A-101, et seq., as amended (“MLLCA”) at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MLLCA, including Section 4A-709 of the MLLCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of the Company and the Merger Sub, shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.2     Effective Time of the Merger. The Company and Merger Sub shall cause a duly executed articles of merger or other appropriate documents to be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Section 4A-703 of the MLLCA and shall make all other filings, records and publications required under the MLLCA in respect of the Merger (the “Merger Filings”). The time at which the Merger shall become effective (the “Effective Time”) shall be the time that the Merger Filings are accepted for record by the SDAT or such later time as the Company and the Merger Sub shall have agreed and as shall be designated in the Merger Filings in accordance with the MLLCA as the effective time of the Merger.

Section 1.3     Organizational Documents.

(a)     Following the Effective Time, the articles of organization of the Company shall be the articles of organization of the Surviving Company until thereafter amended in accordance with applicable Law.

(b)     At the Effective Time and by virtue of the Merger, the operating agreement of the Company, which shall be amended and restated in connection with the Merger in a form to be determined by the Company, shall become the operating agreement of the Surviving Company.

Section 1.4     Consideration and Exchange of Equity.

(a)     At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of Company Interests (each such holder, a “Former Member”) or any of the Parties, the Company Interests held by each Former Member that are issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into the right to receive the following (the resulting amount, each Former Member’s “Merger Consideration”), in each case, subject to adjustment as set forth in Section 1.4(e), a number of OP Units equal to 1.0 for each 50.0% Company Interest.

(b)     No fractional OP Units shall be issued in connection with the Merger and all fractional OP Units that a Former Member would otherwise be entitled to receive as a result of the Merger shall be rounded to the nearest whole number of OP Units (with 0.5 or greater of an OP Unit rounded up and less than 0.5 of an OP Unit rounded down), as applicable.

(c)     All Company Interests, when so converted at the Effective Time, no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and each Former Member shall cease to have any rights with respect thereto, except the right to receive such Former Member’s Merger Consideration therefor, without interest.

(d)     At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Parties, each previously issued membership interest in Merger Sub outstanding immediately prior to the Effective Time shall be automatically converted into the membership interests of the surviving entity and shall constitute the only outstanding membership interests of the surviving entity.

(e)     The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into MAMP Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of MAMP Common Stock or OP Units outstanding after the date hereof and prior to the Effective Time so as to provide the holders of Company Interests with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

(f)     Notwithstanding anything to the contrary herein or elsewhere, MAMP, the Operating Partnership or the Surviving Company, as the case may be, may withhold and pay over to a Governmental Entity a portion of any payments or other consideration otherwise to be made to any Former Member, in each case as required by the Code, or other applicable Law. To the extent amounts are so deducted and withheld and duly paid over to the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(g)     The aggregate number of OP Units to be issued hereunder in connection with the Merger is 2 OP Units as Merger Consideration, subject to adjustment as provided in Section 1.4(e).

Section 1.5     Further Assurances. As soon as reasonably practicable at or immediately following the Effective Time, the Surviving Company shall deliver to each Former Member such Former Member’s Merger Consideration.

Section 1.6     Tax Treatment. The Merger is intended to qualify as an “assets over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3), pursuant to which the Company is treated as contributing all of its assets and liabilities to the Operating Partnership in exchange for OP Units in a transaction governed by section 721(a) of the Code, and the immediate liquidation of the Company and distribution of such OP Units to the Former Members in a transaction governed by Section 731 of the Code. Each Party shall file (and cause their Affiliates to file) their respective Tax Returns in a manner that is consistent with the above-described Tax treatment.

Section 1.7     Other Transactions. The Parties acknowledge and agree that, immediately prior to the closing of the Merger or the Other Merger Transactions, as applicable, the Company and/or certain BSV Entities will effect the transactions described on Schedule 1.7.

Article 2.
Representations and Warranties of THE MAMP PARTIES

Each of the MAMP Parties, on a joint and several basis, hereby represents and warrants to the Company as follows, subject, in each case, to qualification by the disclosure schedules delivered by the MAMP Parties to the Company in connection with the execution of this Agreement (the “MAMP Disclosure Schedules”). Each disclosure set forth in the MAMP Disclosure Schedules shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made (it being acknowledged that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the MAMP Disclosure Schedules is intended to broaden the scope of any representation or warranty of the MAMP Parties made herein.

Section 2.1     Organization and Qualification; Subsidiaries.

(a)     MAMP is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. MAMP is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAMP Material Adverse Effect.

(b)     The Operating Partnership is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to enter into this Agreement and the other Transactions to which it is a party. The Operating Partnership has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in this Agreement and the Other Merger Agreements.

(c)     Each MAMP Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAMP Material Adverse Effect.

(d)     Schedule 2.1(d) sets forth a true and complete list of the MAMP Subsidiaries, together with (i) the respective jurisdiction of incorporation or organization, as the case may be, of each MAMP Subsidiary and (ii) the type of and percentage of interest held, directly or indirectly, by MAMP in each MAMP Subsidiary.

(e)     Neither MAMP nor any MAMP Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the MAMP Subsidiaries and investments in short-term investment securities).

Section 2.2     Organizational Documents. MAMP has made available to the Company true, complete and correct copies of (i) the MAMP Charter and MAMP Bylaws as in effect on the date hereof, and (ii) the organizational documents of each MAMP Subsidiary. True and complete copies of MAMP’s and each MAMP Subsidiary’s minute books and other corporate, partnership and limited liability company records, as applicable, have been made available by MAMP to the Company.

Section 2.3     Due Authorization.

(a)     MAMP has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the issuance of shares of MAMP Common Stock upon redemption of the OP Units in accordance with the Operating Partnership Agreement. The execution and delivery of this Agreement by MAMP and the consummation by MAMP of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of MAMP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by MAMP and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of MAMP enforceable against MAMP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)     The MAMP Board, at a duly held meeting, by the requisite vote, has authorized, adopted and approved the execution, delivery and performance of this Agreement, the Other Merger Agreements, the Transactions, the OP Contribution Transactions and the other transactions contemplated by this Agreement and the Other Merger Agreements and declared that this Agreement, the Other Merger Agreements, the Transactions, the OP Contribution Transactions and the other transactions contemplated by this Agreement and the Other Merger Agreements are advisable and in the best interests of MAMP and its stockholders. The Operating Partnership, as the sole member of Merger Sub, has authorized and approved the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated by this Agreement by Merger Sub. MAMP, as the sole member of the OP General Partner, has authorized and approved the execution, delivery and performance of this Agreement, the OP Unit Issuance, the Other Merger Agreements, the OP Contribution Transactions and the other transactions contemplated by this Agreement by the OP General Partner.

(c)     The Operating Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the OP Unit Issuance. The execution and delivery of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Operating Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Operating Partnership and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)     Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to the filing of the Merger Filings with, and acceptance for record of the Merger Filings by, the SDAT. This Agreement has been duly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.4     Non-Contravention. Assuming the accuracy of the representations and warranties of the Company made hereunder, none of the execution, delivery or performance of this Agreement, the Other Merger Agreements, any agreement contemplated hereby or the consummation of the Merger does or will, with or without the giving of notice, lapse of time, or both, (i) contravene or conflict with (A) the MAMP Charter or the MAMP Bylaws or (B) the equivalent organizational or governing documents of any MAMP Subsidiary, (ii) contravene, violate or conflict with any foreign, federal, state, local or other Law binding on MAMP or its Subsidiaries or any of their assets or properties are bound or subject, (iii) result in any violation or breach of, or default under, or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to MAMP or any MAMP Subsidiary under (A) any agreement, document or instrument to which MAMP or any MAMP Subsidiary is a party or by which MAMP or any MAMP Subsidiary is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which MAMP or any MAMP Subsidiary is bound, or (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity, except, with respect to this clause (iv), (A) the filing with the SEC of reports under, and other compliance with, the Exchange Act as may be required in connection with this Agreement and the Merger, (B) such filings and approvals as may be required by any applicable federal or state securities or “blue sky” Laws, (C) appropriate documents with the relevant authorities of the other jurisdictions in which MAMP and the Company and their respective Subsidiaries are qualified to do business, (D) such filings as may be required in connection with Transfer Taxes, and (E) the filing of the Merger Filings with, and acceptance for record by, the SDAT and, except with respect to clauses (ii), (iii) and (iv) has not had, and would not reasonably be expected to have, a MAMP Material Adverse Effect.

Section 2.5     Capital Structure.

(a)     The authorized capital stock of MAMP consists of 50,000,000 shares of MAMP Common Stock, 1,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 20,000 shares are designated as Series A preferred stock, $0.01 par value per share (“Series A Preferred Stock”), 10,000 shares are designated as Series B preferred stock, $0.01 par value per share (“Series B Preferred Stock”), and 10,000 shares are designated as Series C preferred stock, $0.01 par value per share (“Series C Preferred Stock”). As of the date of this Agreement, (i) 2,610,568 shares of MAMP Common Stock were issued and outstanding, (ii) 500 shares of Series A Preferred Stock were issued and outstanding, (iii) zero shares of Series B Preferred Stock were issued and outstanding, (iv) zero shares of Series C Preferred Stock were issued and outstanding and (v) 70,000 shares of MAMP Common Stock were reserved for issuance pursuant to outstanding MAMP Options. All issued and outstanding shares of the capital stock of MAMP are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. All shares of Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights. Schedule 2.5(a) sets forth a true, complete and correct list, as of the date of this Agreement, of the outstanding MAMP Options, including the name of the Person to whom such MAMP Options have been granted (and the current holder of the MAMP Options if different than the grantee), the number of shares of MAMP Common Stock subject to each such MAMP Option, the grant date, the expiration date and exercise price for each such MAMP Option and whether such MAMP Option is vested or unvested.

(b)     All equity interests in each of the MAMP Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as indicated on Schedule 2.1(d) as owned by a third party, MAMP owns, directly or indirectly, all of the issued and outstanding ownership interests of each of the MAMP Subsidiaries set forth on Schedule 2.1(d), free and clear of all Liens, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding securities of any MAMP Subsidiary or which would require any MAMP Subsidiary to issue or sell any ownership interests or securities convertible into or exchangeable for such MAMP Subsidiary ownership interests.

(c)     Except as set forth on Schedule 2.5(c), there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which MAMP or any MAMP Subsidiary is a party or by which any of them is bound, obligating MAMP or any MAMP Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of MAMP Common Stock, shares of Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of MAMP or any of the MAMP Subsidiaries or obligating MAMP or any MAMP Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. There are no outstanding contractual obligations of MAMP or any MAMP Subsidiary to repurchase, redeem or otherwise acquire any shares of MAMP Common Stock, shares of Preferred Stock, or other equity securities of MAMP or any MAMP Subsidiary. Neither MAMP nor any MAMP Subsidiary is a party to or, to the Knowledge of MAMP, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of MAMP or any of the MAMP Subsidiaries.

(d)     MAMP does not have a “poison pill” or similar stockholder rights plan.

(e)     Except as set forth on Schedule 2.5(e), all dividends or distributions on the MAMP Common Stock or the Preferred Stock and any dividends or distributions on any securities of any MAMP Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 2.6     SEC Filings; Financial Statements; Internal Controls.

(a)     SEC Filings. MAMP has made available to the Company (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by MAMP with the SEC since January 1, 2016 (the “MAMP SEC Documents”). As of their respective dates, MAMP SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAMP SEC Documents and none of MAMP SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MAMP SEC Documents filed or furnished and publicly available prior to the date of this Agreement. As of the date of this Agreement and except as previously made available to the Company, MAMP does not have any outstanding and unresolved comments from the SEC with respect to MAMP SEC Documents. No MAMP Subsidiary is required to file any form or report with the SEC.

(b)     MAMP has made available to the Company true, complete and correct copies of all written correspondence between the SEC on the one hand, and MAMP, on the other hand, since January 1, 2016. At all applicable times, MAMP has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the principal securities market on which the Common Stock of MAMP is traded as of the date hereof.

(c)     The consolidated financial statements of MAMP and the former MAMP Subsidiaries included or incorporated by reference in the MAMP SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of MAMP and the former MAMP Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of MAMP and the MAMP former Subsidiaries for the periods presented therein, in each case except to the extent such financial statements have been modified or superseded by later MAMP SEC Documents filed and publicly available prior to the date of this Agreement.

(d)     Since the end of MAMP’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in MAMP’s internal control over financial reporting (whether or not remediated) and no change in MAMP’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, MAMP’s internal control over financial reporting. MAMP is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, MAMP’s internal control over financial reporting. Except as set forth on Schedule 2.6(d), since January 1, 2016, (x) MAMP has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to MAMP and required to be disclosed by MAMP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to MAMP’s management as appropriate to allow timely decisions regarding required disclosure, (y) to MAMP’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of MAMP to material information relating to MAMP required to be included in the reports MAMP is required to file under the Exchange Act, and (z) MAMP’s principal executive officer and its principal financial officer have disclosed to MAMP’s independent registered public accounting firm and the audit committee of the MAMP Board (A) all known significant deficiencies and material weaknesses in the design or operation of MAMP’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect MAMP’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in MAMP’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of MAMP have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, true, complete and correct in all material respects.

Section 2.7     Absence of Certain Changes or Events. From January 1, 2018 through the date of this Agreement, (i) MAMP and each MAMP Subsidiary has conducted its business in all material respects in the ordinary course consistent with past practice, (ii) there has not been any MAMP Material Adverse Effect, and (iii) no actions have been taken which, if such actions were taken after the date hereof and prior to Closing, would be in violation of Section 4.1.

Section 2.8     No Undisclosed Material Liabilities. Except as set forth on Schedule 2.8, there are no liabilities of MAMP or any of the MAMP Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of MAMP or the notes thereto, other than: (a) liabilities adequately provided for on the balance sheet of MAMP dated as of September 30, 2018 (including the notes thereto) as required by GAAP, or (b) liabilities incurred since September 30, 2018 that are less than $25,000 in the aggregate.

Section 2.9     No Default. None of MAMP or any of the MAMP Subsidiaries is in default or violation (and to the Knowledge of MAMP, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the MAMP Charter or the MAMP Bylaws or (ii) the comparable charter or organizational documents of any of the MAMP Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which MAMP or any of the MAMP Subsidiaries is a party or by which MAMP, any of the MAMP Subsidiaries or any of their respective properties or assets is bound.

Section 2.10     No Litigation. There is no Proceeding pending, or to the Knowledge of MAMP, threatened against MAMP or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of MAMP, any officer or director of MAMP or any of its Subsidiaries (in their capacities as such).

Section 2.11     Taxes. Except as set forth on Schedule 2.11:

(a)     (i) All Tax Returns required to be filed by or on behalf of MAMP have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct.

(b)     The unpaid Taxes of MAMP did not, as of the date of the most recent balance sheet of MAMP, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto), and the unpaid Taxes of MAMP will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date.

(c)     MAMP is not currently the beneficiary of any extension of time within which to file any Tax Return (other than customary extensions allowable under applicable Law), and no extensions or waivers of statute of limitations with respect to any Tax assessment or deficiency of MAMP has been requested or is currently in effect. MAMP has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d)     No claim has been made in writing by a Tax Authority in a jurisdiction where MAMP does not file a particular type of Tax Return or pay a particular type of Tax such that it is or may be required to be file a particular type of Tax Return or pay a particular type of Tax in that jurisdiction.

(e)     There have been no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings concerning any Tax Return or Taxes of MAMP, none of the foregoing have been threatened against MAMP, and MAMP has not received any written notice from any Tax Authority that it intends to conduct such a legal proceeding. No issue has been raised by a Tax Authority in any prior examination of MAMP which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)     No Liens for Taxes exist with respect to any assets or properties of MAMP, other than Permitted Liens.

(g)     MAMP will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing Date, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law), (D) any installment sale, open transaction or other transaction made on or prior to the Closing Date, or (E) any prepaid amount received on or prior to the Closing Date.

(h)     MAMP has not requested, entered into, or been issued any private letter ruling, technical advice memoranda or similar ruling from the IRS or any other Tax Authority.

(i)     MAMP has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code and has not engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)     Schedule 2.11(j) sets forth the jurisdictions in which MAMP has filed income, sales, use or other material Tax Returns with respect to each of its taxable years beginning with its taxable year ended December 31, 2014.

(k)     MAMP does not have net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated hereby).

(l)     MAMP is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Tax treatment described in Section 1.6.

(m)     With respect to all taxable years of MAMP, beginning with its taxable year ended December 31, 2014:

(i)     All Taxes (whether or not shown or required to be shown on any Tax Return) due and payable by or on behalf of MAMP have been fully and timely paid. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of MAMP.

(ii)     MAMP has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employees, agents, contractors, nonresidents, creditors or other third parties and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Laws and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(iii)     MAMP has made available to the Company true, correct and complete copies of (A) all income, franchise and all other material Tax Returns of MAMP relating to the taxable periods since its formation, and (B) any audit or examination reports issued and statements of deficiency assessed against or agreed to by MAMP relating to any Taxes due from or with respect to MAMP.

(iv)     MAMP is not a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it may have any obligation to make any payments after the Closing, other than customary indemnification provisions in commercial agreements the primary purpose of which does not relate to Taxes.

(v)     MAMP has timely paid all sales or use Tax on sales or services to customers in any jurisdiction, whether or not registered to collect Tax in such jurisdiction, and has paid all sales or use Tax required by Law on all of its purchases.

(vi)     MAMP is not and has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes and does not have any liability for Taxes of another Person (x) under Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign Law), or (y) by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise.

(vii)     MAMP has not engaged in a trade or business in any country outside the United States, does not have a permanent establishment in any country other than the United States, and has not engaged in any transaction subject to Tax in a jurisdiction outside the United States.

(viii)     MAMP was not a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which could be treated as a partnership for federal income Tax purposes.

(ix)     MAMP has not been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

(x)     No MAMP plan or Contract provides a gross-up or other indemnification by MAMP for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code or for excise Taxes paid pursuant to Section 4999 of the Code.

Section 2.12     No Broker. Except for the fees and expenses payable to Cassel Salpeter & Co., LLC, neither MAMP nor any MAMP Subsidiary, including any of their officers, members, managers or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of MAMP to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the Transactions.

Section 2.13     Related Party Transactions. Except as disclosed in the MAMP SEC Documents, from January 1, 2016 through the date of this Agreement, there have been no transactions or Contracts between MAMP or any MAMP Subsidiary, on the one hand, and any Affiliates (other than MAMP Subsidiaries) of MAMP or other Persons, on the other hand, that would be required to be reported by MAMP pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.14     No Vote Required. No vote of holders of any class or series of capital stock or other equity interests of MAMP is required to approve the Merger, any of the other transactions contemplated by this Agreement, any of the Other Merger Agreements or any of the other Transactions.

Section 2.15     Material Contracts.

(a)     Other than Contracts, agreements or understandings (whether written or oral) set forth on Schedule 2.15(a) (each such Contract, agreement or understanding, a “MAMP Material Contract” and, collectively, the “MAMP Material Contracts”), as of the date of this Agreement, neither MAMP nor any MAMP Subsidiary is a party to or bound by any Contract, agreement or understanding (whether written or oral) that, as of the date hereof:

(i)     is required to be filed as an exhibit to MAMP’s Annual Report on Form 10-K on or after January 1, 2016 pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii)     provides or is reasonably expected to provide for annual aggregate payments by MAMP or any MAMP Subsidiary of more than $25,000, whether in cash or in-kind, in any calendar year;

(iii)     constitutes an Indebtedness obligation of MAMP or any MAMP Subsidiary with a principal amount as of the date hereof greater than $25,000;

(iv)     contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of MAMP or any MAMP Subsidiary, contains a right of first offer, a right of first refusal or similar right, or that otherwise restricts the lines of business conducted by MAMP or any MAMP Subsidiary or the geographic area in which MAMP or any MAMP Subsidiary may conduct business;

(v)     is an agreement which obligates MAMP or any MAMP Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of MAMP or any MAMP Subsidiary pursuant to which MAMP or a MAMP Subsidiary is the indemnitor (other than the organizational documents of MAMP and the MAMP Subsidiaries);

(vi)     requires MAMP or any MAMP Subsidiary to dispose of or acquire assets or properties, or involves any pending or contemplated merger, consolidation or similar business combination transaction (other than the Transactions);

(vii)     involves any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement between any third party and MAMP or any MAMP Subsidiary;

(viii)     constitutes a loan to any Person (other than a wholly owned MAMP Subsidiary) by MAMP or any MAMP Subsidiary, other than travel advances or other loans that do not violate the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder; or

(ix)     involves the employment or engagement of any person on a full-time, part-time, or consulting basis, or for the engagement of any independent contractor.

(b)     Each MAMP Material Contract is legal, valid, binding and enforceable on MAMP and each MAMP Subsidiary that is a party thereto and, to the Knowledge of MAMP, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). MAMP and each MAMP Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each MAMP Material Contract and, to the Knowledge of MAMP, each other party thereto has performed all obligations required to be performed by it under such MAMP Material Contract prior to the date hereof. None of MAMP or any MAMP Subsidiary, nor, to the Knowledge of MAMP, any other party thereto, is in material breach or violation of, or default under, any MAMP Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any MAMP Material Contract. Neither MAMP nor any MAMP Subsidiary has received written notice of any violation of or default under any MAMP Material Contract.

Section 2.16     Licenses and Permits. To MAMP’s Knowledge, all material licenses, permits or other approvals of Governmental Entities required to be obtained by MAMP or any MAMP Subsidiary in connection with the conduct of the business of MAMP or any MAMP Subsidiary have been obtained and are in full force and effect and in good standing in all material respects. Neither MAMP nor any MAMP Subsidiary has received any written notice from any Governmental Entity revoking, canceling, denying renewal of, or threatening any such action with respect to, any material licenses, permits or other governmental approvals (other than typical delays that occur in the ordinary course of business in connection with obtaining renewals or replacement licenses, permits or other governmental approvals that has not had, and would not reasonably be expected to have, a MAMP Material Adverse Effect).

Section 2.17     Compliance with Laws. To MAMP’s Knowledge, MAMP and each MAMP Subsidiary has conducted its business in compliance with applicable Laws in all material respects. Neither MAMP nor any MAMP Subsidiary has received any written notice that MAMP or any MAMP Subsidiary is not in compliance with all applicable Laws.

Section 2.18     No Real Property.

(a)     Identification. Neither MAMP nor any MAMP Subsidiary owns any interest in real property or any option to acquire any interest in real property. Schedule 2.18 contains a list as of the date of this Agreement of all real property and interests in real property leased by MAMP or any MAMP Subsidiary (the “Leased Real Property”).

(b)     Other Interests. Except as set forth on Schedule 2.18(b), no Person other than MAMP or any MAMP Subsidiary is in possession of any of the Leased Real Property, and there is no lease, sublease, license, concession or other Contract or permission, written or oral, granting to any Person, other than MAMP or a MAMP Subsidiary, the right of use or occupancy of any of the Leased Real Property. Neither MAMP nor any MAMP Subsidiary is a party to any agreement or option to purchase any interest in any real property.

(c)     Leases. With respect to Leased Real Property, MAMP has delivered to the Company a true, correct and complete copy of every lease and sublease (including all amendments, extensions, renewals, guaranties and other agreements with respect to them) pursuant to which MAMP or any MAMP Subsidiary is a party (each, a “Realty Lease”). Neither MAMP nor any MAMP Subsidiary is in material breach of a Realty Lease, and to the Knowledge of MAMP, no other party is in breach of a Realty Lease.

Section 2.19     Insurance. Schedule 2.19 attached hereto lists all of the insurance policies held by or on behalf of MAMP or any MAMP Subsidiary, with the effective date and coverage amounts indicated thereon. At the Closing, such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect, and all premiums due and payable thereunder have been fully paid when due. True, correct and complete copies of the certificates of insurance with respect to such insurance policies have been made available to the Company by MAMP. Neither MAMP nor any of MAMP Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any such insurance.

Section 2.20     Employees.

(a)     Schedule 2.20(a) sets forth a correct and complete list, as of the date of this Agreement, of the name of each employee of MAMP and any MAMP Subsidiary (each, a “MAMP Employee”), including such MAMP Employee’s name, job title, job location and status as exempt or nonexempt. Neither MAMP nor any MAMP Subsidiary is delinquent in any material respects in any payment of wages, salaries, commissions, bonuses or other compensation to any MAMP Employee, and all applicable withholdings have been timely made. All MAMP Employees are employed on an at-will basis, which means their employment can be terminated at any time, with or without notice, for any reason or no reason at all, and no MAMP Employee has been granted the right to continued employment by MAMP or any MAMP Subsidiary. Neither MAMP nor any MAMP Subsidiary is, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council, or labor organization and there has not been any such labor organization representing or purporting to represent any MAMP employee. To the Knowledge of MAMP, no union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(b)     Schedule 2.20(b) identifies any employment, severance, brokerage commissions or other real estate commissions, change in control, retention, termination, non-competition, non-solicitation agreement, independent contractor and any other similar employment or service agreements, arrangements or policies with any Service Provider (“MAMP Service Agreement”) (including, in any case, any related incentive Contract) to which MAMP or any MAMP Subsidiary is a party or is bound. MAMP has provided to the Company true, correct and complete copies of each such Contract, agreement, arrangement or policy.

(c)     Schedule 2.20(c) sets forth as of the date of this Agreement a list of Persons who are (A) “leased employees” within the meaning of Section 414(n) of the Code, or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder. All “independent contractors” of MAMP and any MAMP Subsidiary within the meaning of the Code may be terminated by MAMP or any MAMP Subsidiary with no more than thirty (30) days prior notice for any reason with no liability to MAMP or any MAMP Subsidiary.

(d)     MAMP and all MAMP Subsidiaries are in compliance in all material respects with all applicable Laws regarding employment and employment practices, including but not limited to wages and other compensation, overtime requirements, classification of employees and independent contractors under federal and state Laws, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety, workers’ compensation, and the payment of social security and other Taxes. Each MAMP Employee is in compliance with all applicable visa and work permit requirements.

(e)     Neither MAMP nor any MAMP Subsidiary have been notified of (i) any claims, disputes, grievances or controversies that are pending or threatened involving any MAMP Employee or group of MAMP Employees, or (ii) any charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) that are pending or threatened before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity against MAMP or any MAMP Subsidiary pertaining to any MAMP Employees.

(f)     MAMP and all MAMP Subsidiaries are in compliance with the Worker Readjustment and Notification Act (29 USC §2101) and any applicable state Laws or other Laws.

Section 2.21     Employee Benefit Plans.

(a)     Disclosure. Schedule 2.21(a) identifies each MAMP Benefit Plan, regardless of whether such MAMP Benefit Plan is funded, insured or self-funded, and whether written or oral. As to any MAMP Benefit Plan that is not written, Schedule 2.21(a) also contains a correct and complete description thereof. Neither MAMP nor any MAMP Subsidiary has made any commitment to create, amend or otherwise modify any additional MAMP Benefit Plan. MAMP has delivered or made available to the Company with respect to each MAMP Benefit Plan, as applicable, true and complete copies of all Form 5500s for the last three years, plan documents, trust agreements, insurance Contracts (including any applicable stop-loss insurance Contracts for any such plans that are self-insured), administrative service agreements and most recent IRS determination letters.

(b)     Compliance with Terms and Applicable Law. Each MAMP Benefit Plan has been operated, administered and documented in all material respects in compliance with its terms, the terms of any applicable collective bargaining agreement, and applicable requirements of ERISA, the Code and any other Law (including related regulations and rulings). No Proceeding by any Governmental Entity is pending and, to the Knowledge of MAMP, none has been threatened, regarding any MAMP Benefit Plan. To MAMP’s Knowledge, no party dealing with any MAMP Benefit Plan has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or has committed any breach of fiduciary duty.

(c)     Tax Qualifications. Each MAMP Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification status or is in the form of a prototype document that is the subject of a favorable opinion letter from the IRS, and each such determination remains in effect and has not been revoked. To MAMP’s Knowledge, no event, or failure to act, has occurred that could jeopardize the qualified status of any MAMP Benefit Plan or result in the imposition of any material liability, penalty, or Tax under ERISA or the Code or any other applicable Law.

(d)     No Claims. There are no Proceedings pending or, to the Knowledge of MAMP, threatened against any MAMP Benefit Plans or any fiduciary of any MAMP Benefit Plan with respect to any MAMP Benefit Plan other than routine claims for benefits. No fact or condition exists that could subject MAMP, any ERISA Affiliate or any fiduciary responsible for any MAMP Benefit Plan to any material liability (other than routine claims for benefits) under the terms of any MAMP Benefit Plan or applicable Law.

(e)     Health Plans. All MAMP Benefit Plans that are group health plans, including health care flexible spending accounts, have been operated in compliance in all material respects with the requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, to the extent those requirements are applicable. No MAMP Benefit Plan provides (or has any obligation to provide) postretirement medical or life insurance benefits to any Service Providers, except as otherwise required under state or Federal benefits continuation Laws. No MAMP Benefit Plan that is a Welfare Plan is (i) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (ii) a “voluntary employees’ beneficiary association” within the meaning of 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding), or (iii) self-insured by MAMP or any MAMP Subsidiary. None of MAMP, the MAMP Subsidiaries or the MAMP Benefit Plans have failed to comply with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, whether as a matter of substantive Law or in order to maintain any intended Tax qualification, and no excise Tax, penalty, or assessable payment under the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder, including Section 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing.

(f)     Effect of Transactions. Neither the execution of this Agreement nor the approval or consummation of the Transactions (whether alone or together with any other event (such as a termination of employment)) will: (i) result in any payment or benefit becoming due to any Service Provider under any MAMP Benefit Plan or MAMP Service Agreement; (ii) increase benefits otherwise payable or due under any MAMP Benefit Plan or MAMP Service Agreement or require the funding of any amounts under any MAMP Benefit Plan or MAMP Service Agreement; or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

(g)     Pension Plans. Neither MAMP nor any MAMP Subsidiary maintains, participates in, contributes to, or has any obligation to contribute to or any liability (including any liability arising out of being an ERISA Affiliate with any other entity) with respect to, any defined benefit plan, multiple employer plan, multiemployer plan (as defined in Section 3(37) of ERISA), or any plan subject to the minimum funding provisions of the Code, the minimum funding or termination insurance provisions of ERISA, or the withdrawal liability provisions of ERISA, nor has MAMP or any MAMP Subsidiary had any obligation with respect to such a plan at any time during the six years immediately preceding the date of this Agreement.

(h)     Payments. Neither MAMP nor any MAMP Subsidiary is a party to any MAMP Benefit Plan or MAMP Service Agreement that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) or any “excess parachute payment” within the meaning of Section 280G of the Code.

(i)     Benefit Plans. No MAMP Benefit Plan covers or otherwise benefits any individuals other than current or former employees of MAMP or its Subsidiaries (and their dependents and beneficiaries).

(j)     409A Compliance. Neither MAMP nor any MAMP Subsidiary is party to, or has or may reasonably be expected to have any liability with respect to, any plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, or pursuant to which it could have an obligation to gross-up Taxes imposed by Section 409A(a)(1)(B) of the Code. No MAMP Options or other right to acquire MAMP Common Stock or other equity of MAMP or any MAMP Subsidiary (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, as determined in good faith and in compliance with the relevant IRS guidance in effect on the date of grant, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such options or rights, or (iii) otherwise does not qualify as an exempt “stock right” as that term is used in Treasury Regulation Section 1.409A-1(b)(5).

Section 2.22     OFAC. None of MAMP, any MAMP Subsidiary or, to the Knowledge of MAMP, any director, officer, agent, employee, Affiliate of MAMP or any of its Subsidiaries or Person acting on behalf of MAMP is named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America under the applicable economic sanctions and/or export control Laws (collectively, the “OFAC Lists”), or is owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

Section 2.23     Opinion of Financial Advisor. The MAMP Board has received the written opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the shares of MAMP Common Stock to be issued by MAMP and the OP Units to be issued by the Operating Partnership, in the aggregate, as consideration in the Transactions pursuant to this Agreement and the Other Merger Agreements is fair, from a financial point of view, to MAMP. After the date hereof, MAMP will make available to the Company, solely for informational purposes, a copy of the written opinion after receipt thereof by the MAMP Board.

Section 2.24     Exclusive Representations. Except as set forth in this Article 2, the MAMP Parties make no other representation or warranty of any kind, express or implied, and the Company acknowledges that it has not relied upon any other such representation or warranty.

Section 2.25     Updates to Disclosure Schedules. At any time prior to the Closing, the MAMP Parties shall be entitled to deliver to the Company updates to, or substitutions of, the MAMP Disclosure Schedules to reflect facts occurring after the date of this Agreement. Any update to, or substitution of, the MAMP Disclosure Schedules with respect to facts occurring after the date of this Agreement will modify the corresponding MAMP Disclosure Schedule, qualify the representations and warranties in this Agreement corresponding to such MAMP Disclosure Schedule, and cure any inaccuracy in or breach of representation or warranty that otherwise would have existed had such matter not been disclosed.

Article 3.
Representations and Warranties of the Company

The Company hereby represents and warrants to the MAMP Parties as follows, subject, in each case, to qualification by the disclosure schedules delivered by the Company to the MAMP Parties in connection with the execution of this Agreement (the “Company Disclosure Schedules”). Each disclosure set forth in the Company Disclosure Schedules shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made (it being acknowledged that to be so reasonably apparent it is not required that the other sections be cross-referenced); provided that nothing in the Company Disclosure Schedules is intended to broaden the scope of any representation or warranty of the Company made herein.

Section 3.1     Organization and Qualification; Subsidiaries.

(a)     The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)     Schedule 3.1(c) sets forth a true and complete list of the Company Subsidiaries, together with (i) the respective jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary.

(d)     Except as set forth on Schedule 3.1(d), the Company does not directly or indirectly own any interest or investment (whether equity or debt) in any other Person.

Section 3.2     Organizational Documents. The Company has made available to MAMP true, complete and correct copies of the organizational documents of the Company as in effect on the date hereof.

Section 3.3     Due Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the filing of the Merger Filings with, and acceptance for record of the Merger Filings by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the MAMP Parties, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4     Non-Contravention. Assuming the accuracy of the representations and warranties of each of the MAMP Parties made hereunder and receipt of the consents described on Schedule 3.4, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the Merger does or will, with or without the giving of notice, lapse of time, or both, (i) contravene or conflict with the organizational documents of the Company, (ii) contravene, violate or conflict with any foreign, federal, state, local or other Law binding on the Company or any of their assets or properties are bound or subject, (iii) result in any violation or breach of, or default under, or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to the Company under (A) any agreement, document or instrument to which the Company is a party or by which the Company is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which the Company is bound, or (iv) require the Company to obtain any approval, consent or waiver of, or make any filing with, any Person, including any Governmental Entity, except, with respect to clause (iv), (A) compliance with the Exchange Act as may be required in connection with this Agreement and the Merger, (B) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (C) appropriate documents with the relevant authorities of the other jurisdictions in which the Company, MAMP and the Subsidiaries of MAMP are qualified to do business, (D) such filings as may be required in connection with Transfer Taxes, and (E) the filing of the Merger Filings with, and acceptance for record by, the SDAT, and except, with respect to clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5     Ownership of the Company Interests. The Company Interests set forth on Schedule 3.5 constitute all of the issued and outstanding equity interests in the Company as of the date hereof, and such Company Interests are owned by the applicable Former Members listed on Schedule 3.5. The Company Interests listed on Schedule 3.5 constitute all of the interests in and to the Company that are held by each Former Member. There exist no rights to purchase, subscriptions, warrants, options, conversion rights, preemptive rights or similar rights, and there are no equity or benefit plans, relating to the Company Interests.

Section 3.6     Non-Foreign Status. The Company is a “United States person” (as defined in Section 7701(a)(30) of the Code).

Section 3.7     Restricted Securities. The Company understands that: (i) the OP Units to be issued pursuant to this Agreement are being acquired by each Former Member for its own account and not with a view to or for distribution or reselling such OP Units or any part thereof in violation of the Securities Act or any applicable state securities Laws; (ii) the OP Units will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which depends, in part, upon the accuracy of the Company’s representations as expressed in this Agreement; and (iii) the OP Units to be issued in connection with this Agreement will be “restricted securities” under applicable U.S. federal securities Laws and may be disposed of only pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. The Company acknowledges that MAMP has no obligation to register for resale the OP Units to be issued pursuant to this Agreement.

Section 3.8     No Brokers. Except as set forth on Schedule 3.8, neither the Company nor, to the Knowledge of the Company, any of its officers, members, managers or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company or any of its Affiliates (including any of the BSV Entities) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the Transactions.

Section 3.9     No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or to the Company’s Knowledge, threatened against the Company, nor are any such proceedings contemplated by the Company.

Section 3.10     Taxes. Except as set forth on Schedule 3.10, to the Company’s Knowledge:

(a)     The Company has timely filed all Tax Returns that it was required to file under applicable Laws and regulations (after giving effect to any filing extension properly granted by a Governmental Entity having the authority to do so). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes due and owing by the Company have been paid, except for amounts that are being contested in good faith.

(b)     There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company.

(c)     The Company has not entered into any agreement with any Tax Authority to extend the period of limitations for any Taxes. No audit or other examination of the Company is currently pending or has been threatened in writing, and no Tax deficiency has been asserted or threatened in writing against the Company.

(d)     The Company is classified as a partnership for U.S. federal income tax purposes.

(e)     The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Tax treatment described in Section 1.6.

Section 3.11     Material Contracts.

(a)     Other than Contracts, agreements or understandings (whether written or oral) set forth on Schedule 3.11(a) (each such Contract, agreement or understanding, a “Company Material Contract” and, collectively, the “Company Material Contracts”), to the Company’s Knowledge, as of the date of this Agreement, the Company is not a party to or bound by any Contract, agreement or understanding (whether written or oral) that, as of the date hereof:

(i)     provides or is reasonably expected to provide for annual aggregate payments by the Company of more than $25,000, whether in cash or in-kind, in any calendar year, and that are not cancellable upon sixty (60) days or less advance notice by the Company to the applicable counterparty;

(ii)     is an agreement which obligates the Company to indemnify any past or present members, managers, directors, officers, shareholders, trustees, employees and agents of the Company pursuant to which the Company is the indemnitor (other than the organizational documents of the Company); or

(iii)     constitutes a loan to any Person by the Company, or the guaranty for any liability or obligation (including any Indebtedness) of a Person.

(b)     Each Company Material Contract is legal, valid, binding and enforceable on the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Company has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof, in each case, except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Company Material Contract, in each case, except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received written notice of any violation of or default under any Company Material Contract, except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12     Existing Loans. Schedule 3.12(a) attached hereto lists, as of the date of this Agreement, all Indebtedness of the Company (collectively, the “Existing Company Loans”), and the outstanding aggregate principal balance of each such Existing Company Loan as of April 30, 2019. Except as set forth on Schedule 3.12(b) attached hereto, the Existing Company Loans and the documents entered into in connection therewith (such notes, deeds of trust and all other documents or instruments evidencing or securing such Existing Company Loans including any financing statements, and any amendments, modifications, and assignments of the foregoing shall be referred to collectively as the “Existing Company Loan Documents”) are in full force and effect as of the Closing Date. True, correct and complete copies of the Existing Company Loan Documents (other than financing statements, ancillary certificates and other similar ancillary documents) have been made available to MAMP. No material breach or material default by the Company has occurred under any Existing Company Loans. Except as set forth on Schedule 3.12(c) attached hereto, no event has occurred and is continuing which with the passage of time or the giving of notice (or both) would constitute a material breach or default under any of such Existing Company Loan Documents, nor has the Company received or given written notice of a default under any Existing Company Loan Documents, which remains uncured.

Section 3.13     Licenses and Permits. To the Company’s Knowledge, all material licenses, permits or other approvals of Governmental Entities required to be obtained by the Company in connection with the conduct of the business of the Company have been obtained and are in full force and effect and in good standing in all material respects. The Company has not received any written notice from any Governmental Entity revoking, canceling, denying renewal of, or threatening any such action with respect to, any material licenses, permits or other governmental approvals (other than typical delays that occur in the ordinary course of business in connection with obtaining renewals or replacement licenses, permits or other governmental approvals that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect).

Section 3.14     Compliance with Laws. To the Company’s Knowledge, the Company has conducted its business in compliance with applicable Laws in all material respects. The Company has not received any written notice that the Company is not in material compliance with all applicable Laws.

Section 3.15     Litigation. Except as set forth on Schedule 3.15 or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there are no Proceedings currently pending or, to the Company’s Knowledge, threatened, against or affecting the Company (i) in which it is sought to restrain or prohibit, or obtain Damages or other relief in connection with, the Merger, or (ii) that would reasonably be expected to prevent, impede or delay the Company’s performance under this Agreement or the consummation of the Merger.

Section 3.16     No Real Property.

(a)     Except as set forth on Schedule 3.16, the Company does not own or lease any interest in real property or any option to acquire any interest in real property.

(b)     Except as set forth on Schedule 3.16(b), the Company is not a party to any agreement or option to purchase any interest in any real property.

Section 3.17     Insurance. All of the insurance policies held by or on behalf of the Company, with the effective date and coverage amounts indicated thereon, together with copies of the certificates of insurance with respect to such insurance policies, have been made available by the Company to MAMP. At the Closing (taking into account the consummation of the Merger), such policies and binders will be valid and enforceable in accordance with their terms and, to the Knowledge of the Company, will be in full force and effect. All premiums due and payable thereunder have been fully paid when due. The Company has not received from any insurance company any notices of cancellation or intent to cancel any such insurance.

Section 3.18     OFAC. None of the Company or any Person holding a controlling interest in the Company is named on any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224, as in effect on the date hereof, or any OFAC Lists, or is owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

Section 3.19     Member Status. Each Former Member that is receiving Merger Consideration in exchange for such Former Member’s issued and outstanding Company Interests is “accredited investor” within the meaning of Rule 501 under the Securities Act.

Section 3.20     Absence of Certain Changes or Events. Except as set forth on Schedule 3.20, from January 1, 2019 through the date of this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course consistent with past practice, and (ii) there has not been any Company Material Adverse Effect, and no actions have been taken which, if such actions were taken after the date hereof and prior to Closing, would be in violation of Section 4.2.

Section 3.21     No Undisclosed Material Liabilities. Except as set forth on Schedule 3.21, there are no liabilities of the Company of a nature that would be required under GAAP to be set forth on the financial statements of the Company, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2018 (including the notes thereto) as required by GAAP, or (b) liabilities incurred since December 31, 2018 that are less than $500,000 in the aggregate.

Section 3.22     No Default. The Company is not in default or violation (and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) the organizational documents of the Company, or (b) any Indebtedness for borrowed money to which the Company is a party or by which the Company is bound, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.23     Financial Statements. The Company has delivered to MAMP an unaudited balance sheet, cash flow statement and statement of income as of and for each of the fiscal years ended December 31, 2016, 2017 and 2018 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared based on information derived from the books and records of the Company and present fairly in all material respects the results of operations, cash flows and financial condition of the Company for the applicable periods to which such Company Financial Statements relate.

Section 3.24     Exclusive Representations. Except as set forth in this Article 3, the Company makes no other representation or warranty of any kind, express or implied, and each of MAMP Parties acknowledges that it has not relied upon any other such representation or warranty

Section 3.25     Updates to Disclosure Schedules. At any time prior to the Closing, the Company shall be entitled to deliver to the MAMP Parties updates to, or substitutions of, the Company Disclosure Schedules to reflect facts occurring after the date of this Agreement. Any update to, or substitution of, the Company Disclosure Schedules with respect to facts occurring after the date of this Agreement will modify the corresponding Company Disclosure Schedule, qualify the representations and warranties in this Agreement corresponding to such Company Disclosure Schedule, and cure any inaccuracy in or breach of representation or warranty that otherwise would have existed had such matter not been disclosed.

Article 4.
Covenants

Section 4.1     Covenants of the MAMP Parties.

(a)     Affirmative Covenants. Each of the MAMP Parties covenants and agrees that, between the date of this Agreement and the earlier to occur of (i) the termination of this Agreement in accordance with Section 8.1, and (ii) the Closing (the “Interim Period”), except to the extent required by Law, as may be consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement or as set forth on Schedule 4.1(a), each of the MAMP Parties shall, and shall cause each of the other MAMP Subsidiaries to:

(i)     preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify or remain qualified to do business in each jurisdiction where it is required to so qualify;

(ii)     conduct its business in the ordinary course of business consistent with past practice;

(iii)     maintain its books and records in the ordinary course of business;

(iv)     pay its debts, Taxes and other obligations when due; and

(v)     file with the SEC in a timely manner all reports and other documents required to be file by MAMP under the Securities Act and the Exchange Act.

(b)     Negative Covenants. Without limiting the foregoing, each of the MAMP Parties covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement or as set forth on Schedule 4.1(b), each of the MAMP Parties shall not, and shall not cause or permit any other MAMP Subsidiary to, do any of the following:

(i)     amend or propose to amend (A) the MAMP Charter or the MAMP Bylaws, or (B) such equivalent organizational or governing documents of any MAMP Subsidiary;

(ii)     split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAMP or any MAMP Subsidiary (other than any wholly owned MAMP Subsidiary);

(iii)     declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MAMP or any MAMP Subsidiary or other equity securities or ownership interests in MAMP or any MAMP Subsidiary;

(iv)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAMP or any MAMP Subsidiary;

(v)     issue, sell, pledge, dispose, encumber or grant any shares of MAMP’s or any of the MAMP Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MAMP’s or any of the MAMP Subsidiaries’ capital stock or other equity interests;

(vi)     grant, confer, award or modify the terms of any MAMP Option or other MAMP equity award;

(vii)     acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, any material amount of personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(viii)     sell, mortgage, pledge, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property or any non-real property assets (including by merger, consolidation or acquisition of shares or assets).

(ix)     incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of MAMP or any of the MAMP Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person;

(x)     make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), or make any change in any such arrangements, other than travel advances or other loans that do not violate the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder;

(xi)     enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any MAMP Material Contract (or any Contract that, if existing as of the date hereof, would be a MAMP Material Contract);

(xii)     waive, release, assign, settle or compromise any Proceeding;

(xiii)      (A) hire any employee of MAMP or any MAMP Subsidiary or promote or appoint any Person to a position of officer of MAMP or any MAMP Subsidiary, (B) increase the amount, rate or terms of compensation or benefits of any Service Provider, except pursuant to the terms of an existing Contract existing prior to the date hereof and set forth on Schedule 4.2 hereof, (C) enter into, adopt, amend or terminate any MAMP Employee Benefit Plan or any Employee Benefit Plan that if entered into or adopted would be a MAMP Employee Benefit Plan, (D) accelerate the vesting, funding or payment of any compensation, benefit or award under any MAMP Employee Benefit Plan, other than in accordance with the existing terms of any MAMP Employee Benefit Plan or (E) grant any awards under the any bonus, incentive, performance or other compensation plan or arrangement (whether cash or equity-based);

(xiv)     fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) and consistent with past practices or make any material change to its methods of accounting in effect at December 31, 2017 except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)     enter into any new line of business;

(xvi)     fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xvii)     (A) make, change or rescind any election relating to Taxes, (B) change a method of Tax accounting or change any Tax accounting period, (C) file any amendment to a Tax Return, (D) settle or compromise any Tax liability, audit, claim or assessment, (E) enter into any closing agreement related to Taxes or obtain any Tax ruling, (F) surrender any right to claim any Tax refund, (G) prepare or file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice, or (H) take any action similar to the foregoing that could have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period;

(xviii)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xix)     form any new funds or joint ventures;

(xx)     engage any financial advisor in connection with the Merger or the Other Merger Transactions unless the directors of MAMP have concluded in good faith (after consultation with outside legal counsel) that failure to engage another financial advisor would be inconsistent with their duties under applicable Law;

(xxi)     take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying for the Tax treatment described in Section 1.6;

(xxii)     take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the Other Merger Transactions; or

(xxiii)     authorize, or enter into any Contract, agreement or binding commitment or arrangement to do any of the foregoing.

Section 4.2     Covenants of the Company.

(a)     Affirmative Covenants. The Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by MAMP in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement or as set forth on Schedule 4.2(a), the Company shall:

(i)     preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify or remain qualified to do business in each jurisdiction where it is required to so qualify;

(ii)     conduct its business in all material respects in the ordinary course of business consistent with past practice;

(iii)     maintain all books and records in the ordinary course of business; and

(iv)     pay its debts and other obligations when due; and

(v)     use commercially reasonable efforts to obtain each consent set forth on Schedule 3.4.

(b)     Negative Covenants. Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by MAMP in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement or as set forth on Schedule 4.2(b), the Company shall not do any of the following:

(i)     amend or propose to amend the organizational or governing documents of the Company if such amendment would impede completion of the Merger or the Other Merger Transactions or otherwise be materially adverse to MAMP or the Company;

(ii)     declare, set aside or pay any distributions (whether in cash, stock, property or otherwise) with respect to the Company Interests, except for the declaration and payment of regular distributions in accordance with the organizational documents of the Company and consistent with past practice;

(iii)     acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(iv)     sell, mortgage, pledge, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property or any material amount of other non-real property assets (including by merger, consolidation or acquisition of shares or assets), except in connection with Existing Company Loans;

(v)     incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company, or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person, except (A) refinancing of any Existing Company Loans (provided, that the terms of such new Indebtedness shall not in the aggregate be materially more onerous on the Company compared to the Existing Company Loans and the principal amount of such replacement Indebtedness shall not be materially greater than the Existing Company Loan it is replacing), and (B) as contemplated by Section 4.4;

(vi)     make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), or make any change in any such arrangements, except for loans or advances made pursuant to the Company Leases;

(vii)     waive, release, assign, settle or compromise any Proceeding, except with respect waivers, releases or settlements requiring the payment of less than $50,000 individually or $250,000 in the aggregate;

(viii)     fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(ix)     make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;

(x)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xi)     form any new entities or enter into any new joint ventures;

(xii)     take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying for the Tax treatment described in Section 1.6;

(xiii)     take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the Other Merger Transactions; or

(xiv)     authorize, or enter into any Contract, agreement or binding commitment or arrangement to do any of the foregoing.

Section 4.3     Cooperation with Respect to Proceedings. In the event of a Proceeding by any Person, including any Governmental Entity, seeking to restrain, prevent, prohibit, materially delay or restructure the Merger, the Parties shall cooperate and exercise commercially reasonable efforts to seek a resolution of such Proceeding so as to eliminate any impediment to Closing.

Section 4.4     Existing Company Loans.

(a)     With respect to each Existing Company Loan, the Company, in its sole and absolute discretion, shall either (i) cause the Surviving Company to assume the Existing Loan at the Closing or (ii) cause the Existing Company Loan to be refinanced or repaid in connection with the Closing, in each case, subject to obtaining any necessary consent, if applicable, from the lender, agent or servicer, as applicable, with respect to such Existing Company Loan (the “Lender”) prior to Closing; provided, however, that if the Company elects to proceed under clause (i) of this sentence with respect to an Existing Company Loan, the Company may nonetheless, in its sole and absolute discretion, cause such Existing Company Loan to be refinanced or repaid at or prior to the Closing.

(b)     The Company acknowledges that, from the date of this Agreement, it shall use its commercially reasonable efforts to obtain the consent of each Lender to the Merger or the refinancing or repayment of the Existing Company Loan, as applicable, in accordance with the election by the Company under Section 4.4(a). Each of the MAMP Parties shall use its commercially reasonable efforts to assist and cooperate with the Company in connection with the efforts of the Company to obtain the consent of each Lender to the Merger or the refinancing or repayment of the Existing Company Loan, as applicable, in accordance with the election by the Company under Section 4.4(a).

Section 4.5     Press Releases and Public Announcements. MAMP and the Company agree that they shall not issue any press release, public statement or any other public disclosure concerning this Agreement, the Merger or the Other Merger Transactions without the prior written consent of the other Party. Notwithstanding the foregoing, MAMP may, without obtaining the Company’s consent, issue a press release, public statement or other public disclosure concerning this Agreement, the Merger or the Other Merger Transactions as may be required by applicable Law; provided, that, prior to making such announcement, MAMP shall have delivered a draft of such press release, public statement or disclosure to the Company and shall have given the Company reasonable opportunity to comment thereon.

Section 4.6     Governance.

(a)     Prior to the effective time of the first Transaction to close (the “First Effective Time”), the MAMP Board shall adopt resolutions (subject to and effective immediately following the First Effective Time), and the MAMP Board shall take all other actions necessary so that, effective immediately following the First Effective Time, (i) the number of directors that will comprise the full MAMP Board shall be seven, (ii) Michael Z. Jacoby shall serve as the Executive Chairman and Chief Executive Officer of MAMP, (iii) the individuals listed on Schedule 4.6(a) shall be appointed to the office(s) set forth opposite such individuals name, and (iv) the MAMP Charter is amended to change the name of the corporation to “Broad Street Realty, Inc.”

(b)     By notice to MAMP at least ten days prior to the First Effective Time, BSR shall designate five individuals to be elected to the MAMP Board (the “BSR Designees”).

(c)     Prior to the First Effective Time, the individuals identified on Schedule 4.6(c) shall have resigned from their positions as officers and directors of MAMP, except that Joe Bencivenga and Vineet Bedi shall remain as directors of MAMP.

(d)     Beginning on the effective time of the last Transaction to close (including, for the avoidance of doubt, the Delayed Transactions) (the “Last Effective Time”) and expiring on the first anniversary of the Last Effective Time (the “MAMP Governance Period”), in the event the Company holds an annual or special meeting of the shareholders for the purpose of electing directors, the board of directors shall nominate Joe Bencivenga and Vineet Bedi and include both individuals in all proxy materials distributed by the Company to shareholders.

Section 4.7     Directors’ and Officers’ Insurance. For a period of six (6) years after the First Effective Time, MAMP shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by MAMP prior to the First Effective Time (provided that MAMP may substitute therefor policies written by carriers with A.M. Best ratings no lower than the existing policies, providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the First Effective Time; provided, however, that MAMP shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed $200,000 (such $200,000 amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, MAMP shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if MAMP in its sole discretion elects, then, in lieu of the foregoing insurance, effective as of the First Effective Time, MAMP may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the First Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as provided in MAMP’s existing policies as of the date hereof.

Section 4.8     Financing. The Company, together with BSR and the BSV Entities, shall use its commercially reasonable efforts to obtain the Financing in a timely manner. The Company shall keep MAMP reasonably informed of the efforts to obtain the Financing. MAMP and the MAMP Subsidiaries shall use their commercially reasonable efforts to provide all reasonable cooperation to the Company, BSR and the BSV Entities in connection with their efforts to obtain the Financing, including using their reasonable best efforts to: (i) furnish the Company and the potential financing sources with financial and other information regarding MAMP and the MAMP Subsidiaries as may be reasonably requested by the Company, including all financial statements and financial data of MAMP and the MAMP Subsidiaries; and (ii) assist in obtaining customary comfort letters and consents from MAMP’s independent registered public accounting firm. To the extent that the Closing does not occur, all assistance provided by MAMP or a MAMP Subsidiary pursuant to this Section 4.8 shall be at the sole cost and expense of the Company.

Section 4.9     MAMP Financial Statements. From the date hereof through the second anniversary of the date of the First Effective Time, each of the MAMP Parties shall, and shall cause the accounting personnel of the MAMP Parties to, use commercially reasonable efforts as promptly as practicable to: (i) take all reasonably requested actions necessary to assist the BSV Entities and their Affiliates in preparing all filings and reports required to be made by MAMP with the SEC in connection with the Transactions; (ii) provide or cause to be provided all books and records (including, without limitation, bank statements and bank reconciliations, general ledgers, subsidiary ledgers, operating statements, reimbursement records, payroll records, fixed asset records and ledgers) reasonably sufficient to support the audit of any previously issued financial statements of MAMP to the extent such financial statements are required under the Securities Act or the Exchange Act; (iii) assist in obtaining customary comfort letters and consents from MAMP’s independent registered public accounting firm; and (iv) cause the appropriate Persons to sign and deliver to MAMP’s independent registered public accounting firm management representation letters in form and scope reasonably acceptable to the BSV Parties and MAMP’s independent registered public accounting firm, in each case, to the extent that the Closing does not occur, at the sole cost and expense of the Company.

Section 4.10     OP Contribution Transactions. Prior to the First Effective Time, MAMP shall contribute all of the assets of MAMP, including its equity interests in any MAMP Subsidiary (other than MAMP’s equity interests in the OP General Partner, the Operating Partnership, Merger Sub and the other merger subsidiaries formed in connection with the Other Merger Transactions) to the Operating Partnership in exchange for a number of OP Units equal to the number of MAMP Shares outstanding immediately prior to the First Effective Time (the “OP Contribution Transactions”).

Section 4.11     Further Assurances. The Parties shall (i) execute and deliver to the other Parties all such other and further instruments and documents and take or cause to be taken all such other and further actions as the Parties may reasonably request in order to effect the Merger, and (ii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by the Parties, with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, or as required under applicable Law.

Article 5.
Conditions to Closing

Section 5.1     Conditions to the MAMP Parties’ Obligation to Close. The obligations of the MAMP Parties to consummate the Merger shall be subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)     Representations and Warranties of the Company. (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.3 (Due Authorization) and Section 3.5 (Ownership of the Company Interests), each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article 3) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.3 (Due Authorization) and Section 3.5 (Ownership of the Company Interests) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date).

(b)     Performance of Covenants and Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)     Material Adverse Change. On the Closing Date, there shall not exist any event, circumstance, change or effect arising after the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)     Delivery of Certificates. The Company shall have delivered to the MAMP Parties a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of the Company, certifying to the effect that the conditions set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c) and Section 5.1(f) have been satisfied.

(e)     Statutes; Court Orders. No Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity that prohibits the consummation of the Merger, and no Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

(f)     Other Merger Transactions. The Other Merger Transactions (except for the transactions contemplated by the agreements set forth on Exhibit D (the “Delayed Transactions”)) shall close concurrently with the Closing in accordance with their respective terms and, without limiting the foregoing, the Other Merger Transactions (except for the Delayed Transactions) shall have become effective under applicable Law at or prior to the Closing.

(g)     FIRPTA Certificate. The Company shall have delivered to MAMP a certificate substantially in the form attached hereto as Exhibit E.

(h)     Consents. Each of the consents identified on Schedule 5.2(j) shall have been obtained and shall be in full force and effect.

Section 5.2     Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following conditions

(a)     Representations and Warranties of the MAMP Parties. (i) Other than the representations and warranties set forth in Section 2.1 (Organization and Qualification; Subsidiaries), Section 2.3 (Due Authorization) and Section 2.5 (Capitalization), each of the representations and warranties of the MAMP Parties set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or MAMP Material Adverse Effect contained in Article 2) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a MAMP Material Adverse Effect, and (ii) the representations and warranties set forth in Section 2.1 (Organization and Qualification; Subsidiaries), Section 2.3 (Due Authorization) and Section 2.5 (Capitalization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date).

(b)     Performance of Covenants and Obligations of the MAMP Parties. Each of the MAMP Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)     Material Adverse Change. On the Closing Date, there shall not exist any event, circumstance, change or effect arising after the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a MAMP Material Adverse Effect.

(d)     Delivery of Certificates. MAMP shall have delivered to the Company a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of MAMP, certifying to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b), Section 5.2(c) and Section 5.2(f) have been satisfied.

(e)     Statutes; Court Orders. No Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity that prohibits the consummation of the Merger, and no Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

(f)     Other Merger Transactions. The Other Merger Transactions (except for the Delayed Transactions) shall close concurrently with the Closing in accordance with their respective terms and, without limiting the foregoing, the Other Merger Transactions (except for the Delayed Transactions) shall have become effective under applicable Law at or prior to the Closing.

(g)     Merger Consideration. MAMP shall have issued or paid, as applicable, to each Former Member, effective as of the Closing, the Merger Consideration that such Former Member shall be entitled to receive under this Agreement. Each Former Member that has elected to receive OP Units shall be admitted as a limited partner of the Operating Partnership in accordance with the terms of the Operating Partnership Agreement and the Operating Partnership shall have delivered to the Company an updated partner registry reflecting the issuance of the OP Units in the Merger.

(h)     Governance. Each of the BSR Designees shall have been elected to the MAMP Board and Michael Z. Jacoby shall have been appointed as the Executive Chairman and Chief Executive Officer of MAMP, in each case, effective as of the First Effective Time. In addition, MAMP shall have made all filings with the SEC as required to comply with Rule 14f-1 under the Exchange Act in connection therewith.

(i)     Financing. The Financing shall close concurrently with or prior to the Closing.

(j)     Consents. Each of the consents identified on Schedule 5.2(j) shall have been obtained and shall be in full force and effect.

(k)     Tax Protection Agreements. The Operating Partnership shall have executed and delivered the tax protection agreements set forth on Schedule 5.2(k).

Article 6.
Closing

Section 6.1     Time and Place; Closing. The consummation of the Merger (the “Closing”) shall occur at 9:29 a.m. in the offices of Morrison & Foerster, LLP, 2000 Pennsylvania Avenue, N.W., Washington, DC 20006, or such other location as otherwise may be mutually agreed by the Parties, on the second Business Day following the date that all of the conditions to closing set forth in Article 5 have been satisfied or waived (except for such conditions that only may be satisfied at Closing), provided that the Closing may take place electronically or on such other date as may be mutually agreed by the Parties (the “Closing Date”). It is acknowledged and agreed that the Closing shall become effective upon the filing of the Merger Filings.

Article 7.
Additional Obligations

Section 7.1     Survival; Indemnification. The representations and warranties in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time for a period of twelve (12) months following the Closing; provided that (a) the sole and exclusive remedy of the MAMP Parties with respect to any inaccuracies with respect to any such representations and warranties of the Company shall be as set forth in the Representation and Warranty Indemnification Agreement, and (b) no MAMP Party shall be entitled to seek indemnification or any remedy for breach of contract against the Company under this Agreement. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Article 8.
Termination

Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)     by mutual written agreement of MAMP and the Company;

(b)     by either the Company or MAMP, by prior written notice to the other Party or Parties, if the Closing shall not have occurred for any reason on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c)     by MAMP, upon written notice to the Company, if (i) any of the conditions set forth in Section 5.1 shall have become incapable of fulfillment and shall not have been waived by MAMP, (ii) the Company fails to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by it on or prior to the Closing, and, within ten (10) Business Days after written notice of such breach to the Company, such breach shall not have been cured by the Company or waived by MAMP, or (iii) the Company shall breach any of its representations or warranties hereunder such that the conditions set forth in Section 5.1 would not be satisfied if such conditions were required to be satisfied on the date of the breach, and, within ten (10) Business Days after written notice of such breach to the Company, the Company shall continue to be in breach of such representation or warranty; provided, however, this Agreement may not be terminated by MAMP pursuant to this Section 8.1(c) if any MAMP Party is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that MAMP is not then capable of satisfying the conditions set forth in Section 5.2; or

(d)     by the Company, upon written notice to the MAMP Parties, if (i) any of the conditions set forth in Section 5.2 shall have become incapable of fulfillment and shall not have been waived by the Company, (ii) any of the MAMP Parties fail to perform in any material respect any of the covenants or agreements contained in this Agreement required to be performed by them on or prior to the Closing, and, within ten (10) Business Days after written notice of such breach to such MAMP Party, such breach shall not have been cured or waived by the Company, or (iii) any MAMP Party shall breach any of its representations or warranties hereunder such that the conditions set forth in Section 5.2 would not be satisfied if such conditions were required to be satisfied on the date of the breach, and, within ten (10) Business Days after written notice of such breach to such MAMP Party, such MAMP Party shall continue to be in breach of such representation or warranty; provided, however, this Agreement may not be terminated by the Company pursuant to this Section 8.1(d) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the Company is not then capable of satisfying the conditions set forth in Section 5.1.

Section 8.2     Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.1, written notice thereof shall be given by the Party so terminating to the other Parties to this Agreement, and this Agreement shall terminate and the Merger shall be abandoned without further action by the Parties. If this Agreement is terminated pursuant to Section 8.1 hereof:

(a)     this Agreement shall become null and void and of no further force or effect, except that the obligations provided for in Article 7, this Section 8.2 and Article 9 hereof shall survive any such termination of this Agreement; and

(b)     except as otherwise set forth herein, such termination shall be without liability of any Party to any other Party; provided, however, that if the Merger fails to close as a result of any breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by any Party, such Party shall be fully liable for any and all Damages incurred or suffered by the other Parties as a result of any such breach or violation, including equitable remedies as provided in Section 9.12, so long as such other Parties are not then themselves in breach in any material respect of their respective obligations under this Agreement.

Article 9.
Miscellaneous

Section 9.1     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.2     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the choice of laws provisions thereof; provided, that the effectiveness of the Merger Filings shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without regard to the choice of laws provisions thereof.

Section 9.3     Exclusive Jurisdiction; Waiver of Jury Trial.

(a)     ANY PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS SHALL BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER MERGER AGREEMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(b).

Section 9.4     Amendment; Waiver. Any amendment hereto shall be in writing and signed by all Parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the Party against whom enforcement is sought. The waiver by any Party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 9.5     Entire Agreement. This Agreement, the exhibits and schedules hereto constitute the entire agreement of the Parties and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, as the case may be.

Section 9.6     Assignability. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7     Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 9.8     Third Party Beneficiary. Except for (i) the rights of the holders of the Company Interests to receive the Merger Consideration in accordance with the terms hereof and (ii) the benefits provided to the former directors and officers of MAMP under Section 4.7, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person. All provisions hereof shall be personal solely among the Parties to this Agreement.

Section 9.9     Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Parties to effect such replacement. To the extent permitted by applicable Law, the Parties waive any provision of applicable Law which renders any provision of this Agreement unenforceable in any respect.

Section 9.10     Interpretation. This Agreement shall be read and construed in the English language. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References herein to a Party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections, schedules, exhibits and attachments shall be deemed references to articles and sections of, and schedules, exhibits and attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. All references in this Agreement to “dollars” or “$” shall mean United States Dollars. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 9.11     Reliance. Each Party to this Agreement acknowledges and agrees that it is not relying on Tax or other advice from any other Party to this Agreement, and that it has or will consult with its own Tax and other advisors with regard to the Merger.

Section 9.12     Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing signed by or on behalf of the Party making such notice, request, demand, waiver or communication and shall be deemed to be given (i) on the day delivered (or if that day is not a Business Day, or if delivered or refused after the close of business on a Business Day, on the next day that is a Business Day) when sent by personal delivery or overnight courier, (ii) on the third Business Day after mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon transmission when sent by facsimile transmission or email transmission. Mailed notices shall be addressed as set forth below, but any Party may change the address set forth below by written notice to other Parties in accordance with this paragraph.

To the Company:

c/o Broad Street Realty, LLC

7250 Woodmont Avenue, Suite 350

Bethesda, MD 20814

Attention : Michael Z. Jacoby

Facsimile: (301) 828-1201

Email: mjacoby@broadstreetllc.net

with a copy to:

Morrison & Foerster LLP

2000 Pennsylvania Avenue NW, Suite 6000

Washington, DC 20006-1888

Attention: David P. Slotkin, Lauren C. Bellerjeau and Andrew P. Campbell

Facsimile: (202) 887-0763

Email: dslotkin@mofo.com, lbellerjeau@mofo.com and andycampbell@mofo.com

To the MAMP Parties:

MedAmerica Properties Inc.

Boca Center, Tower I

5200 Town Center Circle, Suite 550

Boca Raton, FL 33486

Attention: Gary O. Marino

Facsimile: (561) 314-6834

Email: gary@medamericaproperties.com

with a copy to:

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

Attention: Michael D. Harris

Facsimile: (561) 686-5442

Email: mharris@nasonyeager.com

Section 9.13     Equitable Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that, in addition to the other rights of the Parties under this Agreement, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the Parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the Parties are entitled under this Agreement.

Section 9.14     Enforcement Costs. Should any Party institute any Proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such Proceeding. A Party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding provision (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BROAD STREET VENTURES, LLC

By:	/s/ Michael Z. Jacoby
Name: Michael Z. Jacoby
Title: Chief Executive Officer

MEDAMERICA PROPERTIES INC.

By:	/s/ Gary O. Marino
Name: Gary O. Marino
Title: Chairman

BROAD STREET OPERATING PARTNERSHIP, LP By: BROAD STREET OP GP, LLC, its general partner By: MEDAMERICA PROPERTIES INC., its sole member

By:	/s/ Gary O. Marino
Name: Gary O. Marino
Title: Chairman

BROAD STREET VENTURES MERGER SUB LLC By: BROAD STREET OPERATING PARTNERSHIP, LP, its sole member By: BROAD STREET OP GP, LLC, its general partner By: MEDAMERICA PROPERTIES INC., its sole member

By:	/s/ Gary O. Marino
Name: Gary O. Marino
Title: Chairman

Signature Page to Broad Street Ventures, LLC Agreement and Plan of Merger

EXHIBIT A
TO
AGREEMENT AND PLAN OF MERGER

DEFINITIONS

For purposes of the Agreement, the following terms have the meanings set forth below:

(a)     “Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with” ) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by applicable Law to close.

(c)     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

(d)      “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(e)     “Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of BSR, the BSV Entities and their respective Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impair the ability of the Company to consummate the Merger on or prior to the Outside Date; provided, however, that for the purposes of clause (a), the following Effects (alone or in combination) shall not constitute a Company Material Adverse Effect: (i) any changes after the date hereof in general United States or global, financial or economic conditions or Effects on capital, financial, credit or securities markets generally (including changes in interest or exchange rates) to the extent that such Effects do not disproportionately have a greater adverse impact on BSR, the BSV Entities and their respective Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which BSR, the BSV Entities and their respective Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which BSR, the BSV Entities and their respective Subsidiaries operate, (iii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on BSR, the BSV Entities and their respective Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which BSR, the BSV Entities and their respective Subsidiaries operate generally, (iv) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of MAMP, the Operating Partnership or Merger Sub, (v) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom, (vi) any failure by BSR or the BSV Entities to meet any internal or published projections, estimates or expectations of their revenue, earnings or other financial performance metrics or results of operations for any period, in and of itself, or any failure by BSR or the BSV Entities to meet their internal budgets, plans or forecasts of their revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (vii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on BSR, the BSV Entities and their respective Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which BSR, the BSV Entities and their respective Subsidiaries operate generally.

(f)     “Company Subsidiary” means a Subsidiary of the Company.

(g)     “Confidentiality Agreement” means that Confidentiality Agreement, dated September 21, 2018, by and between MAMP and Robert W. Baird & Co. Incorporated, as agent for Broad Street Realty, LLC.

(h)     “Contract” means any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation.

(i)     “Damages” means all claims, liabilities, Taxes, demands, obligations, losses, penalties, fines, assessments, levies and judgments (at equity or at law), damages (including compensatory damages and amounts paid in settlement), costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts fees and expenses (reasonably sustained or incurred in connection with the defense or investigation of any Proceedings, including Proceedings to establish insurance coverage), whenever arising or incurred and regardless of whether subject to a Proceeding, but (i) reduced by any insurance proceeds or other payment or recoupment received, realized or retained by a Party as a result of the events giving rise to the Proceeding net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any, and (ii) expressly excluding exemplary, consequential and punitive damages (except to the extent awarded in any Proceeding initiated by a third party), a multiple of earnings, a decline in value of the Merger Consideration or any other indirect speculative damages.

(j)     “Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

(k)     “Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment (including offer letters), consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any Service Provider.

(l)     “Environmental Law” means any Law (including common law) applicable to MAMP or the Company, as the case may be, relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

(m)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

(n)     “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(o)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p)     “Financing” means any equity, equity-linked or debt financing, the proceeds of which are sufficient (after taking into account other sources of funds available to the BSV Entities and to be used for such purpose) to, and are to be used to, fund the repayment, redemption or defeasance of an aggregate amount of not less than $47,000,000 of outstanding Indebtedness of the BSV Entities.

(q)     “GAAP” means the U.S. generally accepted accounting principles.

(r)     “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(s)     “Hazardous Substances” means (i) those substances listed in, defined in or regulated as hazardous, toxic, pollutants, contaminants or harmful to human health or the environment under any Environmental Law, including the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

(t)     “Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (e) any guarantee (other than customary non-recourse carve-out or “bad boy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

(u)     “IRS” means the United States Internal Revenue Service.

(v)     “Knowledge” means, as the case may be, the actual knowledge of (a) the Persons listed on Schedule A-1 with respect to MAMP, the Operating Partnership or Merger Sub, or (b) the Persons listed on Schedule A-2 with respect to the Company.

(w)     “Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

(x)     “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any obligations under capital leases having substantially the same economic effect as any of the foregoing.

(y)     “MAMP Benefit Plan” means any currently existing or previously terminated Employee Benefit Plan (A) which MAMP or any MAMP Subsidiary sponsors, maintains or contributes to, and (B) with respect to which MAMP or any MAMP Subsidiary has any obligation to make payments or contributions or might otherwise have a liability.

(z)     “MAMP Bylaws” means the bylaws of MAMP in effect on the date hereof.

(aa)     “MAMP Charter” means the charter of MAMP in effect on the date hereof.

(bb)     “MAMP Common Stock” means the common stock, $0.01 par value per share, of MAMP.

(cc)     “MAMP Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of MAMP and the MAMP Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impair the ability of MAMP, the Operating Partnership or Merger Sub to consummate the Merger on or prior to the Outside Date; provided, however, that for the purposes of clause (a), the following Effects (alone or in combination) shall not constitute a MAMP Material Adverse Effect: (i) any changes after the date hereof in general United States or global, financial, social or economic conditions or Effects on capital, financial, credit or securities markets generally (including changes in interest or exchange rates), (ii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof, (iv) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Company, (v) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom, and (vi) any failure by MAMP and the MAMP Subsidiaries to meet any internal or published projections, estimates or expectations of their revenue, earnings or other financial performance metrics or results of operations for any period, in and of itself, or any failure by MAMP and the MAMP Subsidiaries to meet their internal budgets, plans or forecasts of their revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “MAMP Material Adverse Effect” may be taken into account).

(dd)     “MAMP Option” means options to purchase shares of MAMP Common Stock.

(ee)     “MAMP Shares” means shares of MAMP Common Stock.

(ff)     “MAMP Subsidiary” means a Subsidiary of MAMP.

(gg)     “Operating Partnership Agreement” means the Agreement of Limited Partnership of the Operating Partnership, dated as of May 21, 2019.

(hh)     “OP Unit” means a common unit of limited partnership interest of the Operating Partnership.

(ii)     “Outside Date” means the date that is the six (6) month anniversary of the date hereof.

(jj)     “Permitted Liens” means:

(i)     with respect to all Parties hereto:

(a)     Liens securing Taxes, the payment of which (i) is not delinquent or (ii) is actively being contested in good faith by appropriate proceedings diligently pursued and is appropriately reserved for;

(b)     Liens imposed by Laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business (and constituting current liabilities) not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued and is appropriately reserved for; and

(ii)     with respect to the Company:

(a)     Zoning laws and ordinances applicable to the Property which are not violated by the existing structures or present uses thereof;

(b)     easements, restrictive covenants, rights of way and similar matters that are set forth on the existing title insurance policy for the Property;

(c)     the Liens of all Existing Company Loan Documents;

(d)     Liens arising under Company Leases for the occupation of the Property as tenants only in the ordinary course of business of the Company; and

(e)     such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Property (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of the Property (assuming its continued use in the manner it is currently operated).

(kk)     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

(ll)     “Proceeding” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, legal proceeding, whistleblower complaint, charge, accusation, petition, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), probe or inquiry by any Governmental Entity or any other dispute, including any adversarial proceeding.

(mm)     “SEC” means the United States Securities and Exchange Commission (including the staff thereof).

(nn)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(oo)     “Service Provider” means a current or former employee, officer, manager, director or consultant (or any dependent or beneficiary thereof) of MAMP or any MAMP Subsidiary.

(pp)     “Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

(qq)     “Tax” or “Taxes” means (a) all federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, (b) any interest, penalty, fine, addition thereto or additional amount imposed in connection with any item described in clause (a), whether disputed or not, and (c) any liability in respect of any items described in clauses (a) or (b) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract, operation of Law or otherwise.

(rr)     “Tax Authority” means the IRS or any other Governmental Entity responsible for the administration of any Tax.

(ss)     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement (including schedules or any related or supporting information, any attachments thereto, and any amendment thereof) filed or required to be filed, or maintained or required to be maintained, with any Tax Authority in connection with any Tax.

(tt)     “Transfer Tax” means any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to such taxes).

(uu)     “Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

(vv)     “Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA.

Each of the following terms is defined in the section set forth below opposite such term:

Term	Section

Agreement	Preamble
Base Premium	4.7
BSR	Recital B
BSR Designees	4.6(b)
BSV	Preamble
BSV Entities	Recital B
BSV Properties	Recital B
Closing	6.1
Closing Date	6.1
Code	1.4(f)
Company	Preamble
Company Disclosure Schedules	Article 3
Company Financial Statements	3.30
Company Interests	Recital E
Company Leases	3.12
Company Material Contract	3.13(a)
Delayed Transactions	5.1(f)
Effective Time	1.2
Executive Order 13224	2.22
Existing Company Loan Documents	3.14
Existing Company Loans	3.14
First Effective Time	4.6(a)

Former Member	1.4(a)
Interim Period	4.1(a)
Last Effective Time	4.6(d)
Leased Real Property	2.18(a)
Lender	4.4(a)
Major Lease	3.12
MAMP	Preamble
MAMP Board	Recital H
MAMP Disclosure Schedules	Article 2
MAMP Employee	2.20(a)
MAMP Governance Period	4.6(d)
MAMP Material Contract	2.15(a)
MAMP Parties	Preamble
MAMP SEC Documents	2.6(a)
MAMP Service Agreement	2.20(b)
Merger	Recital E
Merger Consideration	1.4(a)
Merger Filings	1.2
Merger Sub	Preamble
MLLCA	1.1
OFAC	2.22
OFAC Lists	2.22
OP Contribution Transactions	4.10
OP General Partner	Recital D
OP Unit Issuance	Recital J
Operating Partnership	Preamble
Other Merger Agreements	Recital F
Other Merger Transactions	Recital F
Party	Preamble
.pdf	9.1
Preferred Stock	2.5(a)
Realty Lease	2.18(c)
Rents	3.12
SDAT	1.2
Series A Preferred Stock	2.5(a)
Series B Preferred Stock	2.5(a)
Series C Preferred Stock	2.5(a)
Surviving Company	1.1
Transactions	Recital F

EXHIBIT B

TO

AGREEMENT AND PLAN OF MERGER

BSV ENTITIES AND PROPERTIES

Broad Street Entity	Related Property
BSV Avondale LLC	Avondale Shops
BSV Colonial Investor LLC	Midtown Colonial
BSV Coral Hills Investors LLC	Coral Hills Shopping Center
BSV Crestview Square LLC	Crestview Square
BSV Cromwell Parent LLC	Cromwell Field Shopping Center
BSV Cypress Point Investors LLC	Cypress Point Shopping Center
BSV Dekalb LLC	Dekalb Plaza
BSV Greenwood Investors LLC	The Shops at Greenwood Village
BSV Highlandtown Investors LLC	Highlandtown Village Shopping Center
BSV Hollinswood LLC	Hollinswood Shopping Center
BSV Lamont Investors LLC	Lamar Station Plaza
BSV Lamonticello Investors LLC	Midtown Lamonticello
BSV LSP East Investors LLC	Lamar Station Plaza East
BSV Patrick Street Member LLC	Vista Shops at Golden Mile
BSV Premier Brookhill LLC	Brookhill Azalea Shopping Center
BSV Spotswood Investors LLC	Spotswood Valley Square Shopping Center
BSV West Broad Investors LLC	West Broad Commons Shopping Center

B-1

EXHIBIT C

TO

AGREEMENT AND PLAN OF MERGER

OTHER MERGER AGREEMENTS

1.	Agreement and Plan of Merger, dated as of the date hereof, by and among Broad Street Realty, LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and Broad Street Merger Sub LLC.

2.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Avondale LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Avondale Merger Sub LLC.

3.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Colonial Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Colonial Merger Sub LLC.

4.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Coral Hills Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Coral Hills Merger Sub LLC.

5.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Crestview Square LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Crestview Square Merger Sub LLC.

6.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Cromwell Parent LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Cromwell Merger Sub LLC.

7.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Cypress Point Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Cypress Point Merger Sub LLC.

8.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Dekalb LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Dekalb Merger Sub LLC.

9.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Greenwood Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Greenwood Merger Sub LLC.

10.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Highlandtown Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Highlandtown Merger Sub LLC.

C-1

11.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Hollinswood LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Hollinswood Merger Sub LLC.

12.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Lamont Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Lamont Merger Sub LLC.

13.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Lamonticello Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Lamonticello Merger Sub LLC.

14.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV LSP East Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV LSP East Merger Sub LLC.

15.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Patrick Street Member LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Patrick Street Merger Sub LLC.

16.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Premier Brookhill LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Brookhill Merger Sub LLC.

17.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Spotswood Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Spotswood Merger Sub LLC.

18.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV West Broad Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV West Broad Merger Sub LLC.

C-2

EXHIBIT D

TO

AGREEMENT AND PLAN OF MERGER

DELAYED TRANSACTIONS

1.	Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Colonial Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Colonial Merger Sub LLC.

2.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Cypress Point Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Cypress Point Merger Sub LLC.

3.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Greenwood Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Greenwood Merger Sub LLC.

4.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Highlandtown Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Highlandtown Merger Sub LLC.

5.

Agreement and Plan of Merger, dated as of the date hereof, by and among BSV Spotswood Investors LLC, MedAmerica Properties Inc., Broad Street Operating Partnership, LP and BSV Spotswood Merger Sub LLC.

D-1

EXHIBIT E
TO
AGREEMENT AND PLAN OF MERGER

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including Section 1445 of the Code), the owner of a disregarded entity which has legal title to a United States real property interest under local law, and not the disregarded entity, is the transferor of the property.

In order to inform MedAmerica Properties Inc. (the “Transferee”), that withholding of tax is not required in connection with the transfer of Broad Street Ventures, LLC (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of ________ __, 2019 by and among the Transferee, Broad Street Operating Partnership, LP, Broad Street Ventures Merger Sub LLC and the Company (the “Transferor”), [_____________] (the “Tax Signatory”) hereby certifies and declares the following:

1.	The Transferor [CIRCLE ONE] is / is not a disregarded entity within the meaning of Treasury Regulation Section 1.1445-2(b)(2)(iii).

2.

If the Transferor is a disregarded entity within the meaning of Treasury Regulation Section 1.1445-2(b)(2)(iii) (i.e., “is” is circled in paragraph 1 above), the owner of the assets of the Transferor for U.S. federal income tax purposes is _________________________. This person is the “Tax Signatory.”

Note: if the Transferor is not a disregarded entity (as indicated in paragraph 1 above), the Transferor is the “Tax Signatory.”

3.	The Tax Signatory is a ____________ for federal income tax purposes and is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).

4.

The Tax Signatory is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as such terms are defined in the Code and the Treasury Regulations promulgated thereunder).

5.	The Federal Taxpayer Identification Number of the Transferor is ________________.

6.	The Federal Taxpayer Identification Number of the Tax Signatory (if different from the Transferor) is ________________.

7.	The address for the Transferor is:

________________

________________

________________

E-1

8.	The address for the Tax Signatory (if different from the Transferor) is:

________________

________________

________________

The undersigned understands that this certification may be disclosed to the Internal Revenue Service and that any false statement contained in this certification may be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of the Tax Signatory (and, if different, the Transferor).

Executed this ________ day of _____________, 20[__].

TRANSFEROR

[SIGNATURE BLOCK]

[TAX SIGNATORY (IF DIFFERENT FROM TRANSFEROR)]

By:

Name:

Title:

E-2